Exhibit 99.1

KAMAN CLOSES ON NEW $225 MILLION
THREE-YEAR REVOLVING CREDIT FACILITY
BLOOMFIELD, Connecticut (September 18, 2009) – (NASDAQ-GS:KAMN) Kaman Corporation announced that yesterday it replaced its five-year $200 million revolving credit facility with a new three-year $225 million revolving credit facility.
The new facility includes an accordion feature that allows the company to increase the aggregate amount available to up to $300 million with additional commitments from lenders. The initial interest rate for borrowings under the facility will be LIBOR plus 350 basis points. The facility includes a collateralized security agreement and carries a standard financial covenant package, which contains market terms and conditions.
“Upsizing our revolver in the current environment is a significant accomplishment, and we were encouraged by the strong interest from the banking community. We brought in six new lenders and were well over-subscribed,” stated Kaman Senior Vice President and CFO William C. Denninger. “This agreement increases our availability of credit and in conjunction with our shelf registration, which took effect in August, provides significant access to capital to continue to execute our growth strategy.”
The facility was brought to market by Co-Lead arrangers Bank of America, The Bank of Nova Scotia, and RBS Citizens. Other lenders are JPMorgan Chase, KeyBanc, TD Bank, BB&T, Fifth Third, Webster Bank, Northern Trust, US Bank, Sovereign Bank and UBS.
About Kaman Corporation
Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets. The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components with nearly two hundred locations throughout North America.
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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com